                                                                       Exhibit A


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Daugherty Resources, Inc.:

         We have audited the accompanying combined statement of revenues and direct operating expenses for certain oil and gas interests of Environmental Energy, Inc. and its affiliates, Environmental Operating, Inc. and affiliated limited partnerships ("Environmental Interest") to be acquired from the Environmental Interest Owners for the year ended December 31, 1998. This statement is the responsibility of Environmental Energy, Inc.'s management. Our responsibility is to express an opinion on this financial statement based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         The statement of revenues and direct operating expenses for the Environmental Interests acquired from the Environmental Interest Owners was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note A and are not intended to be a complete presentation of revenues and expenses.

         In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Environmental Interests acquired from the Environmental Interest Owners for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


                                          Hall, Kistler & Company, LLP

                                          Certified Public Accountants

Canton, Ohio
April 19, 1999




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




                         COMBINED STATEMENT OF REVENUES
                          AND DIRECT OPERATING EXPENSES
                             ENVIRONMENTAL INTERESTS
                          YEAR ENDED DECEMBER 31, 1998

Revenues ........................................   $ 281,217
Direct operating expenses .......................     (59,688)
                                                    ---------
Excess of revenues over direct operating expenses   $ 221,529
                                                    =========

The accompanying notes are an integral part of this statement.



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


                           NOTES TO COMBINED STATEMENT
                    OF REVENUE AND DIRECT OPERATING EXPENSES
                             ENVIRONMENTAL INTERESTS

                                DECEMBER 31, 1998


NOTE A  Summary of Significant Accounting Policies.
        ------------------------------------------

         Basis of Presentation.
         ----------------------

         The accompanying statements present the revenues and direct operating expenses of certain oil and gas interests ("Environmental Interests") of Environmental Energy, Inc. and its affiliates, Environmental Operating, Inc., and Environmental Holding Company, LLC, and affiliated limited partnerships:
Environmental Energy Partners I, LTD., Environmental Energy Partners II, LTD., Environmental Operating Partners, LTD., Environmental Processing Partners, LTD., (collectively referred to as "Sellers") , which are to be acquired by Daugherty Resources, Inc. ("DRI") pursuant to an Agreement for Purchase and Sale dated January 26, 1999 ("Agreement"). Under the terms of the Agreement, DRI is to acquire working interests in various wells in exchange for 1,024,924 shares of Limited Series Non-Cumulative, Non-Voting Preferred Stock (DRI Preferred") and 170,821 Units of Acquisitions Warrants ("DRI Warrants"). The DRI Preferred are convertible on a share for share basis into Common Stock of DRI ("DRI Common"). The DRI Preferred may be converted (1) by the Sellers at any time within two years of issuance, and (2) by DRI at any time within two years of issuance if last sales price of DRI Common equals or exceeds Ten Dollars ($10.00) for at least 20 consecutive trading days and notice of conversion is given to Sellers no sooner than ten days after the 20th consecutive trading day equaling or exceeding Ten Dollars ($10.00). Any DRI Preferred so converted will receive a Conversion Bonus of DRI Common of one half of one percent of the number of DRI Preferred converted times the number of months from issuance to the date of conversion. Any DRI Preferred that has not been converted before the second anniversary date of its issue shall be converted on a share for share basis by DRI into DRI Common and the Holders will receive a Conversion Bonus of DRI Common equal to 12% of the number of DRI Preferred so converted. The DRI Preferred and DRI Common shall bear Rule 144 restrictive legends and shall be subject to the requirements of Rule 144. The Units of Acquisition Warrants shall consist of two (2) Series A Acquisition Warrants, one (1) Series B Acquisition Warrant, one (1) Series C Acquisition Warrant, one (1) Series D Acquisition Warrant, one (1) Series E Acquisition Warrant, one (1) Series F Acquisition Warrant, and one (1) Series G Acquisition Warrant with the following features:

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

          WARRANTS                    HOLDER MAY PURCHASE                     PRICE               EXPIRY
          --------                    -------------------                     -----               ------
          Series A                  One Share of DRI Common                   $1.75        5 years from issuance
          Series B                  One Share of DRI Common                   $2.00        5 years from issuance
          Series C                  One Share of DRI Common                   $2.50        5 years from issuance
          Series D                  One Share of DRI Common                   $3.00        5 years from issuance
          Series E                  One Share of DRI Common                   $3.50        5 years from issuance
          Series F                  One Share of DRI Common                   $4.00        5 years from issuance
          Series G                  One Share of DRI Common                   $4.50        5 years from issuance

         Each Series of Acquisition Warrants is redeemable by DRI as an entire series, at a price of $.05 per Acquisition Warrant, at the option of DRI if (1) the last sales price of DRI Common equals or exceeds 200% of the exercise price of the Series of Acquisition Warrants being redeemed for 20 consecutive trading days and (2) notice of redemption is given to the Warrantholder no sooner than one day after and no later than ten days after the 20th consecutive trading day. The notice of redemption must give a minimum of 90 days notice to the Warrantholder and the Warrantholder shall have the right to exercise the Warrant until the close of business of the date fixed for redemption in the notice.

         Omitted Historical Financial Information
         ----------------------------------------

         Full historical financial statements, including general and administrative expenses and interest expense, have not been presented due to the fact that (a) the sellers of the Environmental Interests cannot make a practicable determination of the portion of their general and administrative expenses, interest expense or other indirect expenses which is attributable to the properties subject to the above transactions, and (b) the property interests acquired pursuant to the above transactions are primarily fully developed producing properties in which DRI has had no management involvement. Total incurred exploration and development costs associated with the Environmental Energy, Inc. Interests through December 31, 1998 were approximately $12,500,000.

         Accrual Basis Statements
         ------------------------

         Memorandum adjustments have been made to the financial information derived from the Sellers in order to present the accompanying statements in accordance with generally accepted accounting principles.

NOTE B  Unaudited Supplemental Oil and Gas Information.
        ----------------------------------------------

         The determination of oil and gas reserves is complex and highly interpretive. Assumptions used to estimate reserve information may significantly increase or decrease such reserves in future periods. The estimates of reserves are subject to continuing changes and therefore, an accurate determination of reserves may not be possible for many years because of the time needed for development, drilling, testing and studies of the reservoirs. Net proved oil and gas reserves and the discounted future net cash flows related to the acquired properties were estimated by the Company's petroleum engineers as of December 31, 1998 in accordance with


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

Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." Since reserve evaluations for earlier dates had not been prepared, it is not practical to include any information as to changes in reserve quantities, nor any change in present value disclosures. At December 31, 1998, net proved reserves for the acquired properties were estimated as 4.9 MBbls of oil and 334 MMcf of natural gas. Net production for the year ended December 31, 1998, was 2.7 MBbls of oil and 114.2 MMcf of natural gas.

         The standardized measure of discounted future net cash flows at December 31, 1998, related to the estimated proved oil and gas reserves is as follows:

Future net revenue                                        $ 814,316
Future production costs                                    (168,424)
Future development costs                                     (8,039)
Future income taxes                                             -0-
                                                          ---------
Future net cash flows                                     $ 637,853
Discount                                                   (209,017)
                                                          ---------
Standardize measure of discounted future net cash flows   $ 428,836
                                                          =========

         The calculated weighted average sales prices utilized for the purposes of estimating the acquired properties' proved reserves and future net revenue were $11.98 per barrel of oil and between $2.17 and $2.25, per Mcf of natural gas. Total estimated future net cash flows before income taxes, discounted at 10% per annum, was $428,836 as of December 31, 1998.

         During 1998, $42,000 was expended for capital improvements to the properties, none of which related to exploration.



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